Exhibit 10.4

SELECTIVE INSURANCE GROUP, INC. 2005
OMNIBUS STOCK PLAN RESTRICTED STOCK
AGREEMENT

This RESTRICTED STOCK AGREEMENT (this "Restricted Stock Agreement") is made and entered into as of [DATE] (the "Date of Grant"), by and between Selective Insurance Group, Inc., a New Jersey corporation (the "Company") and [EMPLOYEE] (the "Recipient").

WHEREAS, the Salary and Employee Benefits Committee (the "Committee") of the Board of Directors of the Company (the "Board") has approved the grant of Restricted Stock pursuant to the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan, as amended (the "Plan"), as hereinafter defined, to the Recipient as set forth below;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.   Definitions. Capitalized terms which are not defined herein shall have the meaning set forth in the Plan.

2.   Grant of Restricted Stock. The Company hereby grants to the Recipient [NUMBER] restricted shares of the common stock of the Company, par value $2.00 per share (the "Restricted Stock"), subject to all of the terms and conditions of this Restricted Stock Agreement. The Recipient's grant and record of share ownership shall be kept on the books of the Company, until the restrictions on transfer have lapsed pursuant to Section 3 below. The Company shall cause to be delivered to the Recipient the shares that have become vested pursuant to Section 3 below in a manner determined by the Committee, including via book entry or a certificate evidencing such shares, which may bear a restrictive legend, if the Committee determines such a legend to be appropriate.

3.   Lapse of Restrictions. All shares of Restricted Stock shall be unvested unless and until they become Vested Shares in accordance with this Section 3. If:

(a)(i) the Participant is employed by the Company or any Subsidiary as of the applicable anniversary date set forth below, or (ii) the Participant is not employed by the Company or any Subsidiary as of the applicable anniversary date set forth below solely due to death, disability or Retirement (as defined below), and

(b) [for the fiscal year preceding the applicable anniversary date set forth below, the Company (i) generated a cumulative fiscal year return on average equity of at least 25% (computed by excluding from the determination of average equity any unrealized gain occurring within such fiscal year), or (ii) achieved a 20% cumulative growth in net premiums written during such fiscal year],1 then the Restricted Stock shall become "Vested Shares" according to the percentage set forth opposite such date:

Date	Percentage Vested
[First anniversary of the Date of Grant]	[33 1/3%][2]
[Second anniversary of the Date of Grant]	[33 1/3%]
[Third anniversary of the Date of Grant]	[33 1/3%]

[If, on the applicable anniversary date set forth above either requirement (a) or (b) of this Section 3 of this Restricted Stock Agreement has failed to be satisfied, then the percentage of the Restricted Stock that failed to become Vested Shares, as set forth above, shall be forfeited by the Recipient and transferred to, and reacquired by, the Company as provided by Section 9(h) of the Plan.]3

For the purposes of this Restricted Stock Agreement, "Retirement" is defined as the date the Recipient leaves the employ of the Company, provided the Recipient has either: (i) reached 55 years of age and has 10 years of service with the Company; or (ii) the Recipient's age plus years of service with the Company equals 70.

4.   Restrictions on Transfer. Shares of Restricted Stock may not be transferred or otherwise disposed of by the Recipient prior to becoming Vested Shares, including by way of sale, assignment, transfer, pledge or otherwise, except by will or the laws of descent and distribution.

5.   Rights as a Stockholder. The Company shall pay to the Recipient, in cash, any dividends paid on the Restricted Stock awarded to the Recipient. Such payment shall be made on the date that such dividend would be paid to the Company's shareholders, generally. The Recipient shall be entitled to vote the shares of Restricted Stock.

6.   Notices.  Any notice required or permitted under this Restricted Stock Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Recipient either at the Recipient's address as last known by the Company or such other address as the Recipient may designate in writing to the Company.

7.   Securities Laws Requirements.  The Company shall not be obligated to transfer any shares of Company common stock from the Recipient to another party, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended from time to time (or any other federal or state statutes having similar requirements as may be in effect at that time). Further, the Company may require as a condition of transfer of any shares to the Recipient that the Recipient furnish a written representation that he or she is holding the shares for investment and not with a view to resale or distribution to the public.

[1]	[Actual Performance Goals (as defined in Section 2(aa) of the Plan) determined by the Committee at the time of grant.]
[2]	[Dates and vesting percentages determined by the Committee at the time of grant.]
[3]	[Actual Performance Goals (as defined in Section 2(aa) of the Plan) and partial vesting criterion determined by the Committee at the time of grant.]

8.   Protections Against Violations of Restricted Stock Agreement.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Restricted Stock by any holder thereof in violation of the provisions of this Restricted Stock Agreement or the Certificate of Incorporation or the By-Laws of the Company, shall be valid, and the Company will not transfer any of said shares of Restricted Stock on its books nor will any of said shares of Restricted Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

9.   Taxes. The Company will withhold from the shares of Restricted Stock otherwise deliverable hereunder such number of shares as it determines is necessary to satisfy all applicable withholding tax obligations in respect of such shares, unless the Recipient has made alternative arrangements satisfactory to the Company with respect to such tax withholding obligations. The Recipient shall promptly notify the Company of any election made pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

THE RECIPIENT ACKNOWLEDGES THAT IT IS THE RECIPIENT'S SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, IN THE EVENT THAT THE RECIPIENT DESIRES TO MAKE THE ELECTION.

10.       Legend. The Company's Secretary shall, or shall instruct the Company's transfer agent to, provide stop transfer instructions in the Company's stock records to prevent any transfer of the Restricted Stock for any purpose until the stock is vested. Any certificate that the Secretary or the transfer agent deems necessary to issue to represent shares of Restricted Stock shall, until all restrictions lapse and new certificates are issued, bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO REACQUISITION BY THE COMPANY UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BY AND BETWEEN SELECTIVE INSURANCE GROUP, INC. (THE "COMPANY") AND THE HOLDER OF THE SECURITIES. PRIOR TO VESTING OF OWNERSHIP IN THE SECURITIES, THEY MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES. COPIES OF THE ABOVE REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF THE COMPANY, 40 WANTAGE AVENUE, BRANCHVILLE, NJ 07890.

11. Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12. Governing Law.  This Restricted Stock Agreement shall be governed by and construed according to the laws of the State of New Jersey without regard to its principles of conflict of laws.

13. Amendments.  Except as otherwise provided in Section 16, this Restricted Stock Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

14. Survival of Terms.  This Restricted Stock Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

15. Agreement Not a Contract for Services.  Neither the grant of Restricted Stock, the execution of this Restricted Stock Agreement nor any other action taken pursuant to this Restricted Stock Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation.

16. Severability.  If a provision of this Restricted Stock Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be over broad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

17. Incorporation of Plan; Acknowledgment.  The Restricted Stock is granted pursuant to the Plan, and the Restricted Stock and this Restricted Stock Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Restricted Stock Agreement by reference or are expressly cited. By signing this Restricted Stock Agreement, the Recipient acknowledges having received and read a copy of the Plan.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Agreement on the day and year first above written.

Selective Insurance Group, Inc.
By:
Title:

[EMPLOYEE]: